UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2008

INTERNATIONAL RECTIFIER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7935	95-1528961
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

233 Kansas Street
El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

(310) 726-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

5.02(c) Appointment of Officer

(1) On April 1, 2008, the Board of Directors (the “Board”) of International Rectifier Corporation (the “Company”) appointed Mr. Michael Barrow to the position of Executive Vice President and Chief Operations Officer, effective April 14, 2008, reporting directly to the Company’s Chief Executive Officer and President.

(2)  Mr. Barrow, age 53, most recently served as Senior Vice President of the Flip Chip and Wafer Level Business Unit for Amkor Technology, Inc., where Mr. Barrow served in various positions since late 2003.  Prior to his work at Amkor, Mr. Barrow worked for twelve years at Intel Corporation, most recently as Technology General Manager of Intel’s Communications Group.  There is no family relationship between Mr. Barrow and any officer or director of the Company.

(3) Mr. Barrow and the Company entered into a letter agreement on March 31, 2008 (the “Offer Letter”) pursuant to which Mr. Barrow will serve as Executive Vice President and Chief Operations Officer.  The Offer Letter is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Pursuant to the Offer Letter, Mr. Barrow will receive: (i) an annual salary starting at $350,000, (ii) participation in the Company’s semi-annual executive bonus plan, with a bonus target of 70% of base salary, and (iii) upon relocation, an automobile allowance of $560 per month in accordance with the Company’s standard practices.

Under the Offer Letter, Company management has agreed to recommend to the Compensation Committee of the Board, when the Company is again current in its SEC reporting obligations, that Mr. Barrow be granted equity awards of (i) an option to purchase 75,000 shares of the Company’s common stock, and (ii) restricted stock units covering 25,000 shares of the Company’s common stock.   Any such awards would be made subject to the terms and conditions of the Company’s current stock option plan and the Company’s standard vesting requirements.

Mr. Barrow will be eligible to participate in the Company’s standard relocation program and will receive additional benefits of (i) up to four months temporary living assistance not to exceed $3,000 per month, (ii) assistance with respect to closing costs on the sale of his current residence and purchase of a new residence of up to $36,000 and $20,000, respectively, and (iii) an increase in relocation benefits to compensate for the tax liability associated therewith.

Mr. Barrow will additionally be eligible to participate in vacation, medical, dental, life insurance, 401K and other benefit plans as other senior executives in accordance with standard Company plans and practices.

The foregoing description of the Offer Letter is not complete and is qualified in its entirety by reference to the actual Offer Letter, a copy of which is filed as Exhibit 10.1 hereto.  Other than as set forth in the Offer Letter, there was no arrangement or understanding between Mr. Barrow and any other person pursuant to which he was elected to his new position.

(4) Other than as set forth in the Offer Letter, there have been no transactions, and no transactions are proposed, by Mr. Barrow with related persons as defined by Item 404(a) of Regulation S-K.

(5) The Offer Letter sets out the compensation, incentives and other terms and conditions of Mr. Barrow’s employment in the position of Executive Vice President and Chief Operations Officer.

5.02(e) Compensatory Arrangements of Officer

Information regarding Mr. Barrow’s compensatory arrangements is contained in the response to Item 5.02(c) above, which information is incorporated in this Item 5.02(e) by reference.

Item 7.01.                Regulation FD Disclosure.

On April 3, 2008, the Company issued a press release announcing the appointment of Michael Barrow as Executive Vice President and Chief Operations Officer of the Company.  A copy of the Company’s press release is attached as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of this report on Form 8-K, including Exhibit 99.1, will not be treated as filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section. This information will not be incorporated by reference into a filing under the Securities Act of 1933, or into another filing under the Exchange Act, unless that filing expressly refers to specific information in this report.  The furnishing of the information in this Item 7.01 of this report is not intended to and does not, constitute a representation that such furnishing is required by Regulation FD or that the information in this Item 7.01 is material investor information that is not otherwise publicly available.

Item 9.01.              Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Offer Letter, between International Rectifier Corporation and Michael Barrow, entered into March 31, 2008.

99.1	Press Release of International Rectifier Corporation, dated April 3, 2008, regarding the appointment of Michael Barrow as Executive Vice President and Chief Operations Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL RECTIFIER
CORPORATION

Date: April 3, 2008	By	/s/ Donald R. Dancer
Donald R. Dancer,
Executive Vice President and Chief Administrative Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Offer Letter, between International Rectifier Corporation and Michael Barrow, entered into March 31, 2008.

99.1	Press Release of International Rectifier Corporation, dated April 3, 2008, regarding the appointment of Michael Barrow as Executive Vice President and Chief Operations Officer of the Company.